Restructuring Agreement

between

Precept Fund Management SPC (acting on behalf of Precept Fund Segregated Portfolio and Prescient Fund Segregated Portfolio)

Ground Floor, Harbour Centre, 42 North Church Street, P.O. Box 1569, George Town, Grand Cayman KY1-1110, Cayman Islands

"Precept"

and

Oakridge Global Energy Solutions, Inc. (formerly Oak Ridge Energy Technologies, Inc.),

with principal executive office at 3046 East Brighton Place, Salt Lake City, UT 84121, United States of America and head quartered 751 North Drive, Suite 9, Melbourne, FL 32934, United States of America

"OGES" and together with

Precept the "Precept Group"

and

Bruellan Corporate Governance Action Fund

Walker House, 87 Mary Street, George Town, Gand Cayman, KYI-9005, Cayman Islands

"Bruellan"

and

Recharge ApS

Frederiksgade 21, 1st Floor, DK-1265 Copenhagen, Denmark

"Recharge"

with Precept, OGES, Bruellan and Recharge

the "Parties" and each a "Party"

regarding

the restructuring of Leclanché S.A. ("Leclanché" or "Company")

Recitals

(A)

Precept is an Exempted Segregated Portfolio Company and is recognized as a mutual fund with the Cayman Islands Monetary Authority (CIMA) under the Laws of the Cayman Islands and Precept Fund Segregated Portfolio ("Precept SP") and Prescient Fund Segregated Portfolio ("Prescient SP") are its duly registered segregated portfolios.

(B)

OGES is a share corporation incorporated under the laws of the State of Colorado, and is a publicly traded company, listed as OGES on the NASDAQ OTC, whose primary business is the licensing, further development, manufacturing and marketing of products incorporating thin film battery  technologies. Precept, acting on behalf of Precept SP and Prescient SP, owns approx. 91% of the shares of OGES.

(C)

Bruellan is incorporated as an exempted limited liability company under the provisions of the Companies Law (as amended) of the Cayman Islands on 31 August 2010.

(D)

Recharge is a Danish private limited company with domicile at Frederiksgade 21, 1st Floor, DK-1265 Copenhagen, Denmark.

(E)

The Company is listed in the main board of the SIX Swiss Exchange. The Company develops and manufactures customized electric energy storage solutions for industrial applications in the form of large format lithium-ion cells, batteries and battery modules and offers to its customers a broad range of battery related services. The Company also distributes standard batteries and related accessories in Switzerland. Its main businesses are Stationary Electricity Storage Solutions, Portable Energy Storage Solutions and Distribution Products.

(F)

The Company's liquidity situation requires restructuring measures. In the context of such restructuring, the Parties enter into this restructuring agreement (the "Agreement").

Now, therefore, the parties have concluded the following agreement:

a)

Condition to effectiveness

This Agreement shall only become effective upon the occurrence of the following events:

a)

Due execution of the Loan and Security Transfer Agreement (as defined below) by all parties to it;

b)

Due execution of the New Convertible Loan Agreement (as defined below) by all parties to it;

c)

Receipt of the duly signed release confirmation by Leclanché addressed to Precept (substantially in the form as attached in Schedule 1(c)). For the sake of clarity, it is noted that this condition is included to formally clarify the situation caused by the support letter and the loans granted by the Precept Group thereunder. Accordingly, this condition cannot be interpreted as an indication that Precept still has any obligations under the support letter.

d)

The Swiss Takeover Board ("TOB") having granted the Parties and those who act in concert with them for takeover law purposes – upon their request ("TOB-Submission") – an exemption from the obligation to submit a public tender offer in line with the requests made in the submission made to the TOB (see Schedule 1(d)) and such exemption has become final and binding (rechtskräftig).

b)

Purpose

i.

The purpose of this Agreement is to coordinate the restructuring measures as agreed in the Loan and Security Transfer Agreement and the New Convertible Loan Agreement (both as defined below) and to mutually agree on additional duties/rights of the Parties in connection with the Restructuring (as defined below).

ii.

For the sake of clarity, it is noted that the Parties do not act in concert to control the Company, but only to implement the Restructuring (as defined below) by (i) executing certain agreements (see below, Section 3.1a) and 3.1b)) and (ii) exercising their voting rights in their shares of the Company on the occasion of the Shareholders' Meeting (as defined below) in line with the Proposals (as defined below).

c)

Overview of the restructuring

i.

The restructuring of the Company consists of the following steps (collectively, the "Restructuring"):

a)

Purchase of the CHF 5 million loan (incl. fees and interest; such loan having been granted by OGES to the Company as per a convertible loan agreement dated August 5, 2014, the " OGES 5M Convertible Loan") by Recharge (the "Loan Transfer" according to the "Loan and Security Transfer Agreement", see Schedule 3.3a). As set forth in the Loan and Security Transfer Agreement the purchase price for the OGES 5M Convertible Loan (which consists of the principal (CHF 5m), the fee and transaction costs) will be partly paid to (i) Bruellan (CHF 4.3m), (ii) LECN (CHF 492'000) and (iii) OGES (CHF 458'000).

b)

Recharge granting to the Company (i) a secured facility A convertible loan in the amount of CHF 13m at a 12% interest rate and (ii) a secured facility B convertible loan in the amount of CHF 8m at a 10% interest rate (the "New

Convertible Loan Agreement").

ii.

The Restructuring further requires that the shareholders' meeting of Leclanché approves the proposals of the Leclanché board of directors (see Schedule 3.4) relating to

a)

the election of the two Recharge representatives to the Leclanché board of directors as set forth in agenda item no. 4 of the draft invitation (the "Recharge Nominees"); and

b)

the increase of the authorized capital pursuant to art. 3 quater and the conditional capital according to art. 3 quinquies of the Leclanché articles of incorporation as set forth in agenda items nos. 1 and 2 of the draft invitation.

In addition, the Leclanché board of directors proposes to resolve an ordinary capital increase as set forth in agenda item no. 3 (together with the agenda items nos. 1 and 2 referred to in section 3.2(b), the "Proposals"; and the shareholders' meeting (which is scheduled to be held on or around 5 January 2014), the "Shareholders' Meeting").

d)

Undertakings of the Parties

(A)

Exercising of voting rights in shareholders' meetings

i.

Precept and Bruellan each independently undertake towards Recharge to exercise the voting rights pertaining to their Leclanché shares at the Shareholders' Meeting as to approve the Proposals and to elect the Recharge Nominees.

ii.

For the sake of clarity it is noted that the Parties have no agreement relating to the exercising of the voting rights of their Leclanché shares except for the undertaking described in section 4.1.1; in particular, the Parties are completely free how to exercise their voting rights

a)

at the Shareholders' Meeting for proposals other than the Proposals and the elections of the Recharge Nominees; and

b)

following the Shareholders' Meeting.

(B)

Immediate Conversion of part of the OGES 5M Convertible Loan

i.

Recharge undertakes towards Precept, OGES and Bruellan to dispatch at the date of the closing of the Loan and Security Transfer Agreement (and subject to the terms thereof)(the "OGES LSTA Closing Date") the conversion notice substantially in the form as attached in Schedule 4.2.3 for conversion of such a number of shares in the Company under the OGES 5M Convertible Loan so that the holding of Recharge following the conversion will amount to 9.99% of the total then outstanding capital of Leclanché.

ii.

Recharge undertakes towards Precept, OGES and Bruellan to take all preparatory steps necessary for such conversion in advance (in particular, without limitation, designate and instruct a Swiss bank for the purpose of the conversion of the OGES 5M Convertible Loan in cooperation with Leclanché).

(C)

Lock Up

i.

Subject to Section 4.3.6 Precept (and any other member of the Precept Group which might hold shares in Leclanché) undertakes not to sell, transfer or dispose in any manner whatsoever of any shares in Leclanché during a period of 180 calendar days starting from the OGES LSTA Closing Date without the prior written consent of Recharge (the "Lock-up").

ii.

The Lock-up in Section 4.3.5 shall not apply for:

e)

any sales, transfers or disposals of Leclanché shares from one entity of the Precept group to another entity of the Precept group;

f)

any sales, transfers or disposals of Leclanché shares that are conducted over-the-counter (off-exchange);

g)

any sales, transfers or disposals on-exchange completed between the date of this Agreement and the trading day preceding the date of the Shareholders' Meeting, provided that such sales, transfers or disposals:

i.

do not represent more than 20% of the total trading volume on any single trading day on which Leclanché shares are sold, transferred or disposed of by the Precept Group pursuant to this Section 4.3.6(c); and

ii.

do not make or move the market; and

iii.

do not reduce the total shareholding in Leclanché to less than 50.01%.

To monitor compliance of the Precept Group (including Precept SP and Prescient SP) with these terms, Recharge and Precept shall mutually agree on one of the following measures (or a combination thereof):

i.

Recharge having to approve in writing the trading broker used by the Precept Group; and/or

ii.

Recharge and the Precept Group agreeing on the standing sale order to be given by the Precept Group; and/or

iii.

any other suitable format of reporting on all trading days on which shares in Leclanché are sold by any member of the Precept Group;

h)

any sales, transfers or disposals on-exchange in the period from 91 to 180 calendar days starting from from the OGES LSTA Closing Date, provided that:

i.

the number of Leclanché shares sold on the same trading day (the "Trading Day") shall not exceed the average daily volume of Leclanché shares sold on-exchange during the 120 trading days preceding the Trading Day (the calculation of such trading volume to exclude any share transfers between any members of the Precept Group and/or Precept SP and/or Prescient SP); and

ii.

shares in Leclanché are sold on not more than 10 trading days within any period of 30 calendar days;

i)

any sales, transfers or disposals of Leclanché shares that any of the Precept Group entities have acquired or subscribed for since the date of this Agreement;

j)

any sales, transfers or disposals of shares in Leclanché after Precept's holding in Leclanché having fallen below the threshold of 33 1/3% of Leclanché's issued share capital.

i.

The right of Precept and/or OGES pursuant to Clause 7(ii) (reduction of Precept's stake in Leclanché to less than 49%) of the Loan and Security Transfer Agreement shall in no way be limited by this Section 4.3 and any sales, transfers and disposals under Clause 7(ii) of the Loan and Security Transfer Agreement shall not count towards the threshold of Subsection d) of Section 4.3.6 of this Agreement.

(B)

Compliance with disclosure duties and delivery of information for disclosure purposes

i.

Provided that the Parties form an organized group according to Swiss disclosure law each Party undertakes towards each other Party (i) to work together to complete any disclosure notifications required (in particular, without limitation, the creation and dissolution of the organized group due to the terms of this Agreement and the Loan and Security Transfer Agreement, (ii) to deliver all relevant information required for the disclosure notice ahead of the submission deadline and (iii) that all information delivered is true and correct.

ii.

The parties agree that Severin Roelli, Oliver Widmer and Dr. Christian Leuenberger (the "Attorneys in Fact"), each individually, of Pestalozzi Attorneys at Law Ltd., Zurich, ("Pestalozzi") shall act as the representative of the organized group for disclosure purposes.

iii.

Upon signing of this Agreement the parties will sign the power of attorney authorizing the Attorneys in Fact to represent the undersigned in connection with the disclosure duties under this agreement (see attached in Schedule 4.4.10).

iv.

Each of Precept/OGES, Bruellan and Recharge undertakes to pay to Pestalozzi upon first request one third of the fees of Pestalozzi to be incurred in connection with the TOB-submission and / or disclosure filings made by Pestalozzi for the benefit of the respective Party and Pestalozzi shall have the right to request payment of such fees directly according to art. 112 para. 2 Swiss Code of Obligations.

(C)

No triggering of offer duty

Provided that the Parties form an organized group according to Swiss takeover law each Party undertakes towards each other Party to abstain from any actions that may trigger an offer duty pursuant to article 32 SESTA.

k)

Indemnification

With respect to the undertakings in Section 4, each Party that has made an undertaking (the "Indemnifying Party") for the benefit of another party (the "Indemnified Party"), shall hold such Indemnified Party harmless for any costs incurred and/or any damage suffered by such Indemnified Party in connection with any violation of the Indemnifying Party's undertaking(s), be it because the Indemnifying Party breaches any of the undertakings set forth in Section 4 or be it because a party acting in concert with the Indemnifying Party (other than the Indemnified Parties) breaches any of the said undertakings.

l)

Term

This Agreement shall be in force and effect until the disclosure notice relating to the dissolution of the organized group has been filed. Thereafter it shall automatically terminate. Termination shall not affect any accrued rights or liabilities of any party nor the continuance in force of any provision hereof which is expressly or by implication intended to continue in force after such termination (such as Sections 4.3, 4.4.11, 5 and 7).

m)

Miscellaneous

(A)

Information and Public Announcements

i.

The Parties shall keep each other informed on any events that may be relevant with respect to this Agreement.

ii.

The Parties shall consult with each other prior to making any public announcement relating to the restructuring of the Company.

(B)

Entire Agreement

This Agreement, the Loan and Security Transfer Agreement and the New Convertible Loan Agreement (each including any Schedules) constitute and express the entire agreement between the Parties pertaining to the subject matter contained herein.

(C)

Amendments and Modifications

This Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by the Parties.

(D)

Notices

Any notice required to be given pursuant to this Agreement shall be in writing and in English. Delivery shall be made by registered mail, by an internationally recognized courier that verifies delivery to the relevant address, or by email to the address set out below or to such other address of which either Party notifies the other pursuant to this provision:

if to Precept:

Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio attn. David Roberts

Ground Floor, Harbour Centre, 42 North Church Street

PO Box 1569, George Town

Grand Cayman KY1-1110

Cayman Islands

Tel.: + 345 949 4018

Email: droberts@caymanmanagement.ky

with a copy to:

Precept Asset Management Limited

Attn. Steve Barber

Level 1, 16 O’Connell Street

Sydney, NSW 2000 Australia

Tel.: +61 2 9233 0700

Email: Steve.Barber@preceptfundmanagement.com

if to OGES:

Oakridge Global Energy Solutions, Inc.

attn. Chief Executive Officer

751 North Drive, Suite 9

Melbourne

FL 32934

 United States of America

Tel.: +61 2 9233 0700

Email: Steve.Barber@preceptfundmanagement.com

with a copy to:

Precept Asset Management Limited

Attn. Steve Barber

Level 1, 16 O’Connell Street

Sydney, NSW 2000 Australia

Email: Steve.Barber@preceptfundmanagement.com

if to Bruellan:

Bruellan Corporate Governance Action Fund

Dorothy Crumbley

Walkers

Walker House, 87 Mary Street

George Town

Gand Cayman, KYI-9005

Cayman Islands

Tel : + 1345 914 4202

Email: Dorothy.crumbley@walkersglobal.com

and

Bruellan SA

2, Rue Sigismond Thalberg,

CH 1201 Genève

Switzerland

Paul-Alain Barras

Tel. +41 22 817 18 25

Email: pabarras@bruellan.com

if to Recharge:

Recharge ApS

Frederiksgade 21, 1st Floor

DK-1265 Copenhagen

Denmark

attn. Scott Macaw

Tel.: +45 39 166 166

Email: s.macaw@howardscott.com

(E)

Severability

If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

(F)

Waivers

The rights of a Party shall not be prejudiced or restricted by any indulgence or forbearance extended to any other Party. A waiver to pursue any breach of contract by a Party shall not operate as a waiver of the respective right or as a waiver to claim any subsequent breach. Any provision of this Agreement may be waived only by a written statement of the waiving Party.

(G)

Assignment

The rights of the Parties under this Agreement are not assignable and shall not be transferred without the prior written consent of the other Parties.

(H)

Governing Law and Jurisdiction

1.

Choice of Law

This Agreement, including the jurisdiction clause shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

2.

Jurisdiction

The competent courts of Zurich 1, Switzerland, shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement, subject to appeal, if any.

[Signatures on following page]

Precept Fund Management SPC:

(acting on behalf of Precept Fund

Segregated Portfolio):

George Town

Grand Cayman

5th December 2014

/s/ David M.L. Roberts

/s/Philip Mosely

Place Date

By: David M.L. Roberts

By: Philip Mosely

Title: Director

Title: Director

Oakridge Global Energy Solutions, Inc.

USA

_________________

/s/ Stephen J. Barber___________________

Place Date

By: S. J. Barber

By:

Title: Director

Title:

Bruellan Corporate Governance Action Fund

_________________

/s/ Jerome Guez__________

___________________

Place Date

By: Jerome Guez

By:

Title:

Title:

Recharge ApS

7 Dec. 2014

/s/ Scott Macaw

/s/ Robert Robertsson

Place Date

By: Scott Macaw

By: Robert Robertsson

Title: Director

Title: Director

Schedules

Schedule 1(c):

Release confirmation by Leclanché addressed to Precept

Schedule 1(d):

TOB Submission

Schedule 3.1(a):

Loan and Security Transfer Agreement

Schedule 3.2:

Invitation to EGM to be held on or about 5 January 2015

Schedule 4.2.1:

Form of conversion notice

Schedule 4.4.3:

Power of attorney authorizing the Attorneys in Fact